PROSPECTUS	Filed pursuant to Rule 424(b)(3)
Registration No. 333-288886

1,851,846 Shares of Common Stock

Viewbix Inc.

This prospectus relates to the resale, from time to time, by the selling stockholders identified in this prospectus, or the selling stockholders, of up to 1,851,846 shares of our common stock, par value $0.0001 per share, consisting of (i) 848,763 shares of our common stock issued in a private placement in July 2025, or the July 2025 Private Placement, (ii) 77,160 shares of our common stock issuable upon the exercise of pre-funded warrants issued in the July 2025 Private Placement, and (iii) 925,923 shares of our common stock issuable upon the exercise of common warrants issued in the July 2025 Private Placement, in each case as further described below under “Prospectus Summary — Recent Developments —July 2025 Private Placement”.

The selling stockholders are identified in the table commencing on page 9. Other than as described above, we will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the selling stockholders. However, we may receive the proceeds from any exercise of warrants if the holders do not exercise the warrants on a cashless basis. See “Use of Proceeds.”

The selling stockholders may sell all or a portion of the shares of common stock from time to time in market transactions through any market on which our shares of common stock are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution”.

Our common stock is listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “VBIX”. On July 22, 2025, the last reported sale price of our common stock on the Nasdaq was $5.40 per share.

Investing in our securities involves a high degree of risk. These risks are discussed in this prospectus under “Risk Factors” beginning on page 5 and in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 31, 2025

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information.”

You should rely only on the information that is contained in this prospectus. We have not, and the selling stockholders have not, anyone to provide you with information that is in addition to or different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not offering to sell or solicit any security other than the shares of common stock offered by this prospectus. In addition, we are not offering to sell or solicit any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction. The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our shares of common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

Our financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our historical results do not necessarily indicate our expected results for any future periods.

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Unless the context otherwise requires, references to “we,” “our,” “us,” “Viewbix” or the “Company” in this prospectus mean Viewbix Inc. and its consolidated subsidiaries.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, and references to “dollars” or “$” mean U.S. dollars.

On March 14, 2025, we effected a one-for-four consolidation of our share capital, or the Reverse Split, pursuant to which holders of our shares of common stock received one share of common stock for every four shares of common stock held. Unless the context expressly indicates otherwise, all references to share and per share amounts referred to herein reflect the amounts after giving effect to the Reverse Split.

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PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, however, it does not contain all the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in or incorporated by reference into this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” and similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Overview

Viewbix is a digital advertising platform that develops and markets a variety of technological platforms that automate, optimize and monetize digital online campaigns. Viewbix’s operations were previously focused on analysis of the video marketing performance of its clients as well as the effectiveness of their messaging (“Video Advertising Platform”). With the Video Advertising Platform, Viewbix allowed its clients with digital video properties the ability to use its platforms in a way that allows viewers to engage and interact with the video. The Video Advertising Platform measures when a viewer performs a specific action while watching a video and collects and reports the results to the client. However, due to the Company’s failure to meet predetermined sales targets which were set pursuant to the recapitalization transaction with Gix Internet Ltd. in January 2020, the Company determined to reduce its operations and the size of its sales and R&D team in the Digital Advertising Platform.

The Company, through its subsidiaries, Gix Media Ltd. (“Gix Media”) and Cortex Media Group Ltd. (“Cortex”), expanded its digital advertising operations across two main sectors: ad search and digital content (the “Search Platform” and the “Content Platform”, respectively). Gix Media and Cortex develop and market a variety of technological software solutions that automate, optimize and monetize online campaigns. Cortex also creates, edits and markets content in various languages to different target audiences in order to generate revenues from advertisements displayed together with the content, which are posted on digital content, marketing and advertising platforms. These technological tools enable advertisers and website owners to earn more from their advertising campaigns and generate additional profits from their sites.

Through its Search Platform, the Company provides services to leading search engines worldwide (“Search Engines”) by developing, marketing and distributing software products to internet users. The operations and activity on this platform are powered by Gix Media.

Through the Content Platform, the Company provides editing and marketing services of content in different languages and to different target audiences with the goal of generating revenues from advertising employed in such content, which is posted on digital content marketing and advertising platforms. The operations and activity on this platform are powered by Cortex.

In June 2025, we announced that our board of directors resolved to initiate a process to identify and explore potential new business opportunities, investments and activities in a variety of new sectors.

Recent Developments

July 2025 Private Placement

On July 11, 2025, we entered into a securities purchase agreement, or the Purchase Agreement, with certain accredited investors pursuant to which we issued and sold in a private placement, or the July 2025 Private Placement, an aggregate of 848,763 shares of common stock, pre-funded warrants to purchase up to 77,160 shares of common stock and common warrants to purchase up to an aggregate of 925,923 shares of common stock, at an offering price of $4.86 per share of common stock and associated common warrant and an offering price of $4.8599 per pre-funded warrant and associated common warrant.

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The pre-funded warrants were immediately exercisable upon issuance at an exercise price of $0.0001 per share and will not expire until exercised in full. The common warrants were immediately exercisable upon issuance at an exercise price of $4.74 per share, subject to adjustment as set forth therein, and will expire five and a half years from the issuance date. The common warrants may be exercised on a cashless basis if there is no effective registration statement registering the shares of shares of common stock underlying the common warrants.

In connection with the Purchase Agreement, we entered into a registration rights agreement, or the Registration Rights Agreement, with each investor. Pursuant to the Registration Rights Agreement, we are required to file a resale registration statement, or this Registration Statement, with the SEC to register for resale the shares of common stock issued in the July 2025 Private Placement and the shares of common stock issuable upon exercise of the pre-funded warrants and common warrants issued in the July 2025 Private Placement within fourteen (14) trading days of the signing date of the Purchase Agreement, or the Signing Date, and to have such Registration Statement declared effective within sixty (60) calendar days after the Signing Date in the event the Registration Statement is not reviewed by the SEC, or ninety (90) calendar days of the Signing Date in the event the Registration Statement is reviewed by the SEC.

We also entered into a letter agreement, or the Placement Agent Agreement, with Aegis Capital Corp., as placement agent, or the Placement Agent, dated July 11, 2025, pursuant to which the Placement Agent agreed to serve as the placement agent for in connection with the July 2025 Private Placement. We paid the Placement Agent a cash placement fee equal to 7.0% of the gross proceeds received in the July 2025 Private Placement and $50,000 for reasonable legal fees and disbursements for the Placement Agent’s counsel. In addition, pursuant to the Placement Agent Agreement, we agreed to abide by certain customary standstill restrictions for a period of thirty (30) days following the later of the closing of the July 2025 Private Placement and the date that the Registration Statement is declared effective by the SEC.

Aggregate gross proceeds to us in respect of the July 2025 Private Placement were approximately $4.5 million, before deducting fees payable to the Placement Agent and other offering expenses payable by us. If the warrants are exercised in cash in full this would result in an additional $4.4 million of gross proceeds. The July 2025 Private Placement closed on July 14, 2025.

Reverse Split

On March 14, 2025, we effected a one-for-four Reverse Split pursuant to which holders of our shares of common stock received one share of common stock for every four shares of common stock held.

Nasdaq Uplisting

On June 4, 2025, we issued a press release announcing that our shares of common stock, par value $0.0001 per share were approved for listing on The Nasdaq Capital Market. Our shares of common stock began trading under the symbol “VBIX” on The Nasdaq Capital Market on June 5, 2025. Our shares of common stock were previously quoted on the OTC Markets, Pink Tier under the symbol “VBIX”, and ceased to be quoted on the OTC Markets, Pink Tier at the close of business on June 4, 2025.

Company Information

Viewbix Inc. was incorporated in the State of Delaware on August 16, 1985, under a predecessor name, The InFerGene Company (“InFerGene Company”). On August 25, 1995, a wholly owned subsidiary of InFerGene Company merged with Zaxis International, Inc., an Ohio corporation, which following such merger, the surviving entity, InFerGene Company, changed its name to Zaxis International, Inc. (“Zaxis”). Our principal executive offices are located at 3 Hanehoshet St, Building B, 7th floor, Tel Aviv, Israel 6971068. Our website address is https://view-bix.com/ and our telephone number is +972-9-774-1505. The information on our website is not part of this prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website.

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THE OFFERING

Shares of common stock currently outstanding	10,750,124 shares of common stock, which includes 848,763 shares of our common stock issued in the July 2025 Private Placement.

Securities offered by the selling stockholders	Up to 1,851,846 shares of our common stock, par value $0.0001 per share, consisting of (i) 848,763 shares of our common stock issued in the July 2025 Private Placement, (ii) 77,160 shares of our common stock issuable upon the exercise of pre-funded warrants issued in the July 2025 Private Placement, and (iii) 925,923 shares of our common stock issuable upon the exercise of common warrants issued in the July 2025 Private Placement, in each case as further described above under “Prospectus Summary — Recent Developments —July 2025 Private Placement”.

Shares of common stock to be outstanding	11,753,207 shares of common stock, assuming the exercise of the Pre-Funded Warrants and Common Warrants in full.

Selling Stockholders	All of the shares of our common stock are being offered by the selling stockholder. See “Selling Stockholders” on page 9 of this prospectus for more information on the selling stockholder.

Use of Proceeds

We will not receive any proceeds from the sale of shares of common stock included in this prospectus by the selling stockholders. All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the selling stockholders.

We may receive the proceeds from any exercise of the warrants and if the holders do not exercise the warrants on a cashless basis. We intend to use the proceeds from the exercise of the warrants for working capital and general corporate purposes.

See the section of this prospectus titled “Use of Proceeds.”

Risk Factors	Before investing in our securities, you should carefully read and consider the “Risk Factors” beginning on page 5 this prospectus.

Listing	Our common stock is listed on the Nasdaq under the symbol “VBIX”.

Unless otherwise indicated, the number of shares of common stock outstanding prior to and after this offering is based on 10,750,124 shares of common stock outstanding as of July 22, 2025, and excludes as of such date:

●	77,160 shares of common stock issuable upon the exercise of the pre-funded warrants issued in the July 2025 Private Placement at an exercise price of $0.0001;

●	925,923 shares of common stock issuable upon the exercise of the common warrants issued in the July 2025 Private Placement at an exercise price of $4.74;

●	612,245 shares of common stock reserved for potential future issuance pursuant to our 2023 Stock Incentive Plan;

●	5,725,301 shares of common stock issuable upon the exercise of warrants, with exercise prices ranging from $0.472 to $89.60;

●	862,004 shares of common stock issuable upon the conversion of the outstanding loan amount of a convertible loan that we entered into in June 2024 at a conversion price of $1.00 per share; and

●

862,004 shares of common stock issuable upon the exercise of warrants at an exercise price of $1.00 that are issuable upon the conversion of the outstanding loan amount of a convertible loan that we entered into in June 2024 at a conversion price of $1.00 per share.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options or warrants described above.

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RISK FACTORS

An investment in our securities involves certain risks. Before investing in our securities, you should carefully consider the risk set forth below, as well as the risks described in our most recent Annual Report on Form 10-K, any updates to those risks in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows and could result in a loss of all or part of your investment. In any case, the value of the securities offered by means of this prospectus could decline due to any of these risks, and you may lose all or part of your investment.

The sale of a substantial amount of our shares of common stock including resale of the shares being registered hereunder in the public market could adversely affect the prevailing market price of our common stock.

We are registering for resale 1,851,846 shares of common stock. Sales of substantial amounts of shares of our shares of common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our shares of common stock, and the market value of our other securities. We cannot predict if and when selling stockholder may sell such shares in the public markets. Furthermore, in the future, we may issue additional shares of common stock or other equity or debt securities convertible into shares of common stock. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

Conditions in Israel, including Israel’s conflicts with Hamas and other parties in the region, as well as political and economic instability, may impede our ability to operate and harm our financial results.

Because all of our operations are conducted in Israel and all members of our board of directors and management as well as all of our employees and consultants, including employees of our service providers, are located in Israel, our business and operations are directly affected by economic, political, geopolitical and military conditions in Israel. Since the establishment of the State of Israel in 1948 and in recent years, armed conflicts between Israel and its neighboring countries and terrorist organizations active in the region have involved missile strikes, hostile infiltrations, terrorism against civilian targets in various parts of Israel, and recently abduction of soldiers and citizens.

Following the October 7th attacks by Hamas terrorists in Israel’s southern border, Israel declared war against Hamas and since then, Israel has been involved in military conflicts with Hamas, Hezbollah, a terrorist organization based in Lebanon, and Iran, both directly and through proxies like the Houthi movement in Yemen and armed groups in Iraq and other terrorist organizations. Additionally, following the fall of the Assad regime in Syria, Israel has conducted limited military operations targeting the Syrian army, Iranian military assets and infrastructure linked to Hezbollah and other Iran-supported groups. Although certain ceasefire agreements have been reached, and some Iranian proxies have declared a halt to their attacks, there is no assurance that these agreements will be upheld, military activity and hostilities continue to exist at varying levels of intensity, and the situation remains volatile, with the potential for escalation into a broader regional conflict involving additional terrorist organizations and possibly other countries. In June 2025, a new round of direct hostilities broke out between Israel and Iran, involving significant missile and drone strikes exchanged between the two countries. This escalation has heightened regional instability, increased security risks across Israel, resulted in significant travel restrictions, facility closures and shelter-in-place orders, including remote work measures, in various locations, and may further impact critical infrastructure, supply chains, and the broader Israeli economy.

While our facilities have not been damaged during the current war, the hostilities with Hamas, Hezbollah, Iran and its proxies and others have caused and may continue to cause damage to private and public facilities, infrastructure, utilities, and telecommunication networks, and potentially disrupting our operations and supply chains. In addition, Israeli organizations, government agencies and companies have been subject to extensive cyber attacks. This could lead to increased costs, risks to employee safety, and challenges to business continuity, with potential financial losses. The continuation of the war has also led to a deterioration of certain indicators of Israel’s economic standing, for instance, a downgrade in Israel’s credit rating by rating agencies (such as by Moody’s, S&P Global, and Fitch).

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In connection with the ongoing war, several hundred thousand Israeli military reservists were drafted to perform immediate military service, and military reservists are expected to perform long reserve duty service in the coming years. As of date of this prospectus, none of our employees or consultants in Israel have been called to reserve duty and there has been no material impact on our business from past reserve services. However, certain of our employees and consultants in Israel, in addition to employees of our service providers located in Israel, may be called, for service in the current or future wars or other armed conflicts with Hamas, as well as the other pending or future armed conflicts in which Israel is or may become engaged, and such persons may be absent for an extended period of time. As a result, our operations may be disrupted by such absences, which disruption may materially and adversely affect our business, prospects, financial condition and results of operations. Additionally, the absence of employees of our Israeli suppliers and contract manufacturers due to their military service in the current or future wars or other armed conflicts may disrupt their operations, which in turn may materially and adversely affect our ability to deliver or provide products and services to customers.

Our commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business.

The global perception of Israel and Israeli companies, influenced by actions by international judicial bodies, may lead to increased sanctions and other negative measures against Israel, as well as Israeli companies and academic institutions. There is also a growing movement among countries, activists, and organizations to boycott Israeli goods, services and academic research or restrict business with Israel, which could affect business operations. If these efforts become widespread, along with any future rulings from international tribunals against Israel, they could significantly and negatively impact business operations.

As of the date of this prospectus, the Company’s revenues have not been directly negatively affected by the ongoing hostilities in the region, as the primary source of its revenues is predominantly from the U.S. or European markets, that have been not significantly impacted by the ongoing hostilities in Israel. As a result, as of the date of this prospectus the Company’s abilities to deliver or provide products and services to its customers have not been materially affected.

Finally, prior to the October 2023 war, the Israeli government pursued changes to Israel’s judicial system and has recently renewed its efforts to effect such changes. In response to the foregoing developments, certain individuals, organizations, and institutions, both within and outside of Israel, voiced concerns that such proposed changes, if adopted, may negatively impact the business environment in Israel. Such proposed changes may also lead to political instability or civil unrest. If such changes to Israel’s judicial system are pursued by the government and approved by the parliament, this may have an adverse effect on our business, results of operations, and ability to raise additional funds, if deemed necessary by our management and board of directors.

Some of our employees are obligated to perform military reserve duty in Israel.

Many Israeli citizens, including our employees are obligated to perform one month, and in some cases more, of annual military reserve duty until they reach the age of 40 (or older, for reservists with certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Our operations could be disrupted by such call-ups. Such disruption could materially adversely affect our business, results of operations and financial condition.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company has based these forward-looking statements on its current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “could”, “would”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “continue”, or the negative of such terms or other similar expressions. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	the continued demand of digital advertising as an integral part of corporate marketing and internal communications plans and the continued growth and acceptance of digital advertising as effective alternatives to traditional offline marketing products and service;

●	our ability to retain and attract a programmatic advertiser, and the associated payments received from such programmatic advertisers’ ads on websites which have been categorized as “Made for Advertising”;

●	our ability to generate enough cash flow to meet our debt obligations or fund our other liquidity needs, and substantial doubt regarding our ability to continue as a going concern;

●	our need to raise additional capital to meet our business requirements in the future and such capital raising may be costly or difficult to obtain and could dilute out shareholders’ ownership interests;

●	our ability to receive credit facility to fund our operations, at favorable terms, or at all;

●	our ability to pay our obligations when they become due, including the contemplated debt restructuring program currently under negotiation with our credit and debtholders;

●	our subsidiaries’ future performance, including our ability to instill potential measures to assist Cortex and Gix Media in mitigating future economic harm;

●	entry of new competitors and products, the impact of large and established internet and technology companies and potential technological obsolescence of our offered platforms; and

●	political, economic and military conditions in Israel, including the current security situation in Israel, as well as the war’s potential impact on our business and operation.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with which may cause our actual results to differ from those anticipated in our forward-looking statements. For a discussion of these and other risks that relate to our business and investing in our common stock, you should carefully review the risks and uncertainties described in this prospectus and in the Company’s other Securities and Exchange Commission (the “SEC”) filings. The Company’s actual results could differ materially from those contemplated in these forward-looking statements as a result of these factors. The Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the selling stockholders. We expect that the selling stockholder will sell its shares of common stock as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the warrants and issuance of the underlying warrant shares to the extent that these warrants are exercised for cash. The warrants, however, are exercisable on a cashless basis under certain circumstances. If all of the warrants mentioned above were exercised for cash in full, the proceeds would be approximately $4.4 million.

We intend to use the net proceeds of such warrant exercises, if any, for general corporate purposes and working capital.

Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities. We can make no assurances that any of the warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

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SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those previously issued to the selling stockholders, and those issuable to the selling stockholders upon exercise of the pre-funded warrants and common warrants, issued in the July 2025 Private Placement. For additional information regarding the issuances of those shares of common stock and warrants, see “Prospectus Summary — Recent Developments —July 2025 Private Placement” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and the warrants and the information set forth in the footnotes below, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholders, based on its ownership of the shares of common stock and warrants, as of July 22, 2025, assuming exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the selling stockholders in the July 2025 Private Placement described above and (ii) the maximum number of shares of common stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the warrants, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering#		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Owned After the Offering		Percentage of Shares of Common Stock Owned After the Offering
L.I.A. Pure Capital Ltd. (1)	7,599,297	(2)	113,168	(3)	7,486,129	(4)	9.99%
YA II PN, LTD. (5)	699,588	(6)	699,588	(6)	-		-
Yariv Gilat (7)	41,152	(8)	41,152	(8)	-		-
Lior Yakoel (9)	41,152	(10)	41,152	(10)	-		-
Eliyahu Yoresh (11)	65,269	(12)	10,288	(13)	54,981	(14)	*	%
Hudson Bay Master Fund Ltd. (15)	205,760	(16)	205,760	(16)	-		-
Bigger Capital Fund, LP (17)	411,522	(18)	411,522	(18)	-		-
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B (19)	164,608	(20)	164,608	(20)	-		-
Robert J. Eide (21)	41,152	(22)	41,152	(22)	-		-
Isaac Haim Livni Eide (23)	41,152	(24)	41,152	(24)	-		-
Anthony Lapadula (25)	41,152	(26)	41,152	(26)	-		-
Ross Carmel (27)	41,152	(28)	41,152	(28)	-		-

#	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of June 18, 2025, are counted as outstanding for computing the percentage of the selling stockholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling stockholder.

*	Denotes less than 1%.

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(1)	Kfir Silberman is the officer, sole director, chairman of the board of directors and controlling shareholder of L.I.A. Pure Capital Ltd., and its address is 20 Raoul Wallenberg Street, Tel Aviv, Israel 6971916. L.I.A. Pure Capital Ltd. was the lead lender in a credit facility entered that we entered into in June 2024 and the lead investor in a private placement that we entered into in July 2025.

(2)	Consists of (i) 56,584 shares of common stock issuable upon the exercise of pre-funded warrants issued in the July 2025 Private Placement, (ii) 56,584 shares of common stock issuable upon the exercise of common warrants issued in the July 2025 Private Placement, (iii) 962,385 shares of common stock, (iv) 5,523,744 shares of common stock issuable upon the exercise of warrants, (v) 500,000 shares of common stock issuable upon the conversion of the outstanding loan amount of a convertible loan entered into in June 2024 and (vi) 500,000 shares of common stock issuable upon the exercise of warrants that are issuable upon the conversion of the outstanding loan amount of a convertible loan entered into in June 2024. All of the warrants have a blocker provision that subject the exercise/conversion of such securities to a 4.99% beneficial ownership limitation. If the foregoing securities did not contain such beneficial ownership limitation, the selling stockholder would have beneficially owned approximately 43.7% of our outstanding shares of common stock prior to this offering.

(3)	Consists of (i) 56,584 shares of common stock issuable upon the exercise of pre-funded warrants issued in the July 2025 Private Placement and (ii) 56,584 shares of common stock issuable upon the exercise of common warrants issued in the July 2025 Private Placement.

(4)	Consists of (i) 962,385 shares of common stock, (ii) 5,523,744 shares of common stock issuable upon the exercise of warrants, (iii) 500,000 shares of common stock issuable upon the conversion of the outstanding loan amount of a convertible loan entered into in June 2024 and (iv) 500,000 shares of common stock issuable upon the exercise of warrants that are issuable upon the conversion of the outstanding loan amount of a convertible loan entered into in June 2024.

(5)	YA II PN, LTD. (“YA”) is a fund managed by Yorkville Advisors Global, LP (“Yorkville LP”). Yorkville Advisors Global II, LLC (“Yorkville LLC”) is the General Partner of Yorkville LP. All investment decisions for YA are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The business address of YA is 1012 Springfield Avenue, Mountainside, NJ 07092.

(6)	Consists of (i) 349,794 shares of common stock issued in the July 2025 Private Placement and (ii) 349,794 shares of common stock issuable upon the exercise of common warrants issued in the July 2025 Private Placement. All of the warrants have a blocker provision that subject the exercise/conversion of such securities to a 4.99% beneficial ownership limitation. If the foregoing securities did not contain such beneficial ownership limitation, the selling stockholder would have beneficially owned approximately 6.30% of our outstanding shares of common stock prior to this offering.

(7)	The address of Yariv Gilat is 1 Habarzel Street, Tel Aviv, Israel.

(8)	Consists of (i) 20,576 shares of common stock issued in the July 2025 Private Placement and (ii) 20,576 shares of common stock issuable upon the exercise of common warrants issued in the July 2025 Private Placement. All of the warrants have a blocker provision that subject the exercise/conversion of such securities to a 4.99% beneficial ownership limitation.

(9)	The address of Lior Yakoel Khilat is Warshaw 32, Tel Aviv, Israel.

(10)	Consists of (i) 20,576 shares of common stock issued in the July 2025 Private Placement and (ii) 20,576 shares of common stock issuable upon the exercise of common warrants issued in the July 2025 Private Placement. All of the warrants have a blocker provision that subject the exercise/conversion of such securities to a 4.99% beneficial ownership limitation.

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(11)	The address of Eliyahu Yoresh, the chairman of our board of directors, is c/o Viewbix Inc., 3 Hanehoshet St, Building B, 7th floor, Tel Aviv, Israel 6971068.

(12)	Consists of (A) (i) 8,117 shares of common stock, including 5,144 shares of common stock issued in the July 2025 Private Placement, and (ii) 5,144 shares of common stock issuable upon the exercise of common warrants issued in the July 2025 Private Placement, each of which are held by Eliyahu Yoresh, and (B) (i) 2,518 shares of common stock, (ii) 7,518 shares of common stock issuable upon the exercise of warrants, (iii) 20,986 shares of common stock issuable upon the conversion of the outstanding loan amount of a convertible loan entered into in June 2024 and (iv) 20,986 shares of common stock issuable upon the exercise of warrants that are issuable upon the conversion of the outstanding loan amount of a convertible loan entered into in June 2024, each of which are held by Yoresh Capital Ltd., of which Eliyahu Yoresh is the officer, sole director, chairman of the board of directors and controlling shareholder. All of the warrants have a blocker provision that subject the exercise/conversion of such securities to a 4.99% beneficial ownership limitation.

(13)	Consists of (i) 5,144 shares of common stock issued in the July 2025 Private Placement and (ii) 5,144 shares of common stock issuable upon the exercise of common warrants issued in the July 2025 Private Placement.

(14)	Consists of (A) 2,973 shares of common stock held by Eliyahu Yoresh and (B) (i) 2,518 shares of common stock, (ii) 7,518 shares of common stock issuable upon the exercise of warrants, (iii) 20,986 shares of common stock issuable upon the conversion of the outstanding loan amount of a convertible loan entered into in June 2024 and (iv) 20,986 shares of common stock issuable upon the exercise of warrants that are issuable upon the conversion of the outstanding loan amount of a convertible loan entered into in June 2024, each of which are held by Yoresh Capital Ltd., of which Eliyahu Yoresh is the officer, sole director, chairman of the board of directors and controlling shareholder.

(15)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The principal business address of Hudson Bay is c/o Hudson Bay Capital Management LP, 290 Harbor Dr., 3rd Floor, Stamford, CT 06902.

(16)	Consists of (i) 102,880 shares of common stock issued in the July 2025 Private Placement and (ii) 102,880 shares of common stock issuable upon the exercise of common warrants issued in the July 2025 Private Placement. All of the warrants have a blocker provision that subject the exercise/conversion of such securities to a 4.99% beneficial ownership limitation.

(17)	The shares will be directly held by Bigger Capital Fund LP, a Delaware limited partnership (the “Capital Fund”), and may be deemed to be indirectly beneficially owned by: (i) Bigger Capital Fund GP, LLC (“Bigger GP”), as the investment manager of the Capital Fund; and (ii) Michael Bigger, as the Managing Member of Bigger GP. Bigger GP and Michael Bigger disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. The address of the Capital Fund is c/o Bigger Capital Fund LP, 11700 W Charleston Blvd, 170-659, Las Vegas, Nevada 89135.

(18)	Consists of (i) 205,761 shares of common stock issued in the July 2025 Private Placement and (ii) 205,761 shares of common stock issuable upon the exercise of common warrants issued in the July 2025 Private Placement. All of the warrants have a blocker provision that subject the exercise/conversion of such securities to a 4.99% beneficial ownership limitation.

(19)	Ayrton Capital LLC, the investment manager of Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B (“Alto”), holds the voting and dispositive power over the securities held by Alto and may be deemed to have beneficial ownership over these securities. Waqas Khatri, Managing Member of Ayrton Capital LLC, also holds the voting and dispositive power over these securities held directly by Alto. Each of Ayrton Capital LLC and Mr. Khatri disclaims beneficial ownership of these securities except to the extent of their pecuniary interest therein. The principal business address of Alto is A.R.C. Directors Ltd, Ste #7, Grand Pavilion Commercial Centre, 802 West Bat Road, PO Box 10250.

(20)	Consists of (i) 82,304 shares of common stock issued in the July 2025 Private Placement and (ii) 82,304 shares of common stock issuable upon the exercise of common warrants issued in the July 2025 Private Placement. All of the warrants have a blocker provision that subject the exercise/conversion of such securities to a 9.99% beneficial ownership limitation.

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(21)	The address of Robert J. Eide is 109 E 79th Street, #9W, New York, NY 10075. Robert J. Eide is affiliated with Aegis Capital Corp. Aegis Capital Corp. is a registered broker-dealer and acted as the placement agent in the July 2025 Private Placement.

(22)	Consists of (i) 20,576 shares of common stock issued in the July 2025 Private Placement and (ii) 20,576 shares of common stock issuable upon the exercise of common warrants issued in the July 2025 Private Placement. All of the warrants have a blocker provision that subject the exercise/conversion of such securities to a 4.99% beneficial ownership limitation.

(23)	The address of Isaac Haim Livni Eide is 109 E 79th Street, #8E, New York, NY 10075. Isaac Haim Livni Eide is affiliated with Aegis Capital Corp. Aegis Capital Corp. is a registered broker-dealer and acted as the placement agent in the July 2025 Private Placement.

(24)	Consists of (i) 20,576 shares of common stock issued in the July 2025 Private Placement and (ii) 20,576 shares of common stock issuable upon the exercise of common warrants issued in the July 2025 Private Placement. All of the warrants have a blocker provision that subject the exercise/conversion of such securities to a 4.99% beneficial ownership limitation.

(25)	The address of Anthony Lapadula is 320 Bay Dr. Massapequa, NY 11758. Anthony Lapadula is affiliated with Aegis Capital Corp. Aegis Capital Corp. is a registered broker-dealer and acted as the placement agent in the July 2025 Private Placement.

(26)	Consists of (i) 20,576 shares of common stock issued in the July 2025 Private Placement and (ii) 20,576 shares of common stock issuable upon the exercise of common warrants issued in the July 2025 Private Placement. All of the warrants have a blocker provision that subject the exercise/conversion of such securities to a 4.99% beneficial ownership limitation.

(27)	The address of Ross Carmel is 215 Navajo Court, Morganville, NJ 07751. Ross Carmel provided legal services to us in connection with the July 2025 Private Placement.

(28)	Consists of (i) 20,576 shares of common stock issuable upon the exercise of pre-funded warrants issued in the July 2025 Private Placement and (ii) 20,576 shares of common stock issuable upon the exercise of common warrants issued in the July 2025 Private Placement. All of the warrants have a blocker provision that subject the exercise/conversion of such securities to a 4.99% beneficial ownership limitation.

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PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

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We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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DESCRIPTION OF THE OFFERED SECURITIES

General

Our authorized capital stock consists of 500,000,000 shares of which:

●	490,000,000 shares are designated as common stock with a par value of $0.0001; and

●	10,000,000 shares are designated as preferred stock with a par value of $0.0001.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

In connection with the Reorganization Transaction (as such term is defined in our Annual Report on Form 10-K), we filed our Certificate of Incorporation with the Secretary of State of Delaware, effective as of August 31, 2022, pursuant to which we, among other things, effected a reverse stock split of our common stock at a ratio of 1-for-28.

On March 14, 2025, we effected a one-for-four Reverse Split pursuant to which holders of our shares of common stock received one share of common stock for every four shares of common stock held.

Preferred Stock

Under the terms of our Certificate of Incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of our outstanding voting stock.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

No Cumulative voting. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the voting power of our shares of common stock outstanding are able to elect all of our directors. Our Certificate of Incorporation and Bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders, and for so long as our common stock is not approved for listing on the Nasdaq Stock Market LLC, any stockholder action may be effected by written consent in lieu of a meeting. A special meeting of stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, or our chief executive officer or our president.

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Amendment of Charter Provisions. Our Certificate of Incorporation further provides that the affirmative vote of holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the total voting power, voting together as a single class, is required to amend certain provisions of our Certificate of Incorporation, including provisions relating to the issuance of preferred stock, the size and classes of the board of directors, removal of directors, stockholder meetings, directors’ liabilities director indemnification and forum selection. The affirmative vote of holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of voting stock, voting as a single class, is required to amend or repeal certain articles of our Certificate of Incorporation. Our Bylaws, may be amended by a simple majority vote of our board of directors, or by an affirmative vote of holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of voting stock, voting as a single class.

Staggered Board. Our Certificate of Incorporation and Bylaws further provides that our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered terms, and give our board of directors the exclusive right to expand the size of our board of directors and to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director.

Special Meetings of Stockholders. Our Certificate of Incorporation currently provides that special meetings of our stockholders may be called by our chairperson of our board of directors, chief executive officer, president or by the board of directors.

Exclusive Forum Provision. Our Certificate of Incorporation provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or agents to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws; or as to which the DGCL of the State of Delaware confers jurisdiction to the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim against us governed by the internal affairs doctrine; and subject to the federal district courts of the United States of America being the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended and by the Exchange Act of 1934, or any other claim for which the federal courts have exclusive jurisdiction.. Under the Securities Act, federal and state courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a future court could find the choice of forum provisions contained in our Certificate of Incorporation to be inapplicable or unenforceable in such action.

Issuance of undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock, which may be converted into large numbers of shares of Common Stock, would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means

The foregoing provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of our company by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of our company.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of our company. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy rights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in control of our company or our management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

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Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which prohibits a publicly-held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by our board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Limitations on Liability and Indemnification Matters

Our Certificate of Incorporation and Bylaws provide that we may indemnify each of our directors and executive officers to the fullest extent permitted by the DGCL. We have entered into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. Further, pursuant to our indemnification agreements and directors’ and officers’ liability insurance, our directors and executive officers are indemnified and insured against the cost of defense, settlement or payment of a judgment under certain circumstances. In addition, as permitted by Delaware law, our Certificate of Incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Listing

Our common stock is listed on the Nasdaq under the symbol “VBIX”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Transfer Online. The transfer agent and registrar’s address is 512 SE Salmon Street, Portland, OR 97214-3444. The transfer agent’s telephone number is (503) 227-2950.

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LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Greenberg Traurig, P.A., Tel Aviv, Israel.

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EXPERTS

The consolidated financial statements of Viewbix Inc. as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, incorporated by reference into this prospectus and into the registration statement of which it forms a part, have been audited by Brightman Almagor Zohar & Co., a Firm in the Deloitte Global Network, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing. The audit report covering the consolidated financial statements as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024 contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1G to the consolidated financial statements.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be read and copied at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities. In addition, the SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We make available free of charge on or through our website at www.view-bix.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC.

We have filed with the SEC a registration statement under the Securities Act, relating to the securities offered under this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above, or for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Certain Information by Reference” are also available on our website, www. view-bix.com.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 21, 2025;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 14, 2025;

●	Our Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that relate to such items), filed with the SEC on the following dates: February 6, 2025, March 13, 2025, March 24, 2025, March 31, 2025, June 4, 2025, June 9, 2025, June 11, 2025, and July 14, 2025 and July 22, 2025; and

●	The description of our common stock, which is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 21, 2025, and as may be further updated or amended in any amendment or report filed for such purpose.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: Amihay Hadad, Chief Executive Officer, 3 Hanehoshet St, Building B, 7th floor, Tel Aviv, Israel, 6971068, telephone number +972 9-774-1505.

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1,851,846 Shares of Common Stock

Viewbix Inc.

PROSPECTUS

July 31, 2025